  EXHIBIT 99.2

Operator Comments:

Good morning, and welcome to INUVO’s first quarter 2025 Conference Call. Today’s conference is being recorded. Ms. Katie Cooper of Inuvo, please go ahead.

Katie Cooper (Inuvo Investor Relations) Comments:

Thank you, operator, and good morning.

I’d like to thank everyone for joining us today for the INUVO first quarter 2025 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we plan to file our 10-Q with the Securities and Exchange Commission this morning.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events, or circumstances after the date hereof that bear upon forward-looking statements.

In addition, today's discussion will include references to non-GAAP measures. The Company believes that such information provides an additional measurement and consistent historical comparison of its performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is available in today's news release on our website.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you, Katie, and welcome everyone. We're thrilled to announce yet another record-breaking quarter ending March 31, 2025. We achieved a 57% year-over-year growth rate, generating $26.7 million in revenue – our largest quarter ever.

Equally compelling about this result is that it occurred in what is typically our weakest seasonal quarter. Trailing twelve-month revenue is now $93.5 million putting us on track to break through the $100 million barrier this year.

Once again, in this quarter, virtually all the important financial metrics improved year-over-year including Adjusted EBITDA, Operating cash, and Gross profit, which was up 41% year-over-year. Both the Platform and the Agencies & Brands product lines were up materially in the first quarter.

1

It may also be appropriate to note for shareholders that over roughly the last five years, Inuvo has had a 6.8% compounded quarterly growth rate. For reference, the average for public companies between $50 and $200 million in annual sales is about 3.4%. Wally will share more details about our financials in his discussion.

INUVO's financial strategy for 2025 is to grow both Platform and Agencies & Brands revenues double digits, keeping product margins steady while generating cash from operations.

The product strategy is to accelerate Platform growth through automation and within Agencies & Brands, to support growth through AI performance enhancements and self-serve functionalities.

The people strategy is to end the year at no more than 90 people adding engineers and data science professionals within Platform and in Agencies & Brands, to continue building our Sales and Account Management teams. At roughly $1 million dollars of annual revenue per employee, for a technology company, Inuvo is operating at the high end of the comparable efficiency curve.

The valuation strategy includes items on the proxy that I will touch on in my closing statements.

Within Platform, we grew 61% year-over-year. As we have mentioned on previous calls, we began re-engineering technologies and services within this product line in 2023, anticipating market changes which have now come to fruition. We see continued strong demand here and a healthy pipeline of new business opportunities.

Campaign volume within Platform was up 100% year-over-year and is reflective of the adoption of our capabilities by Media buyers and an indication of the scalability of the Platform product line.

The more ads we show—and the higher the quality of leads we deliver—the more revenue we generate. Within two of our key Platform clients, we saw a 200% year-over-year increase in ad impressions.

One of the technological bottlenecks within this product line is our ability to onboard new websites and monitor existing websites within the network. In this regard we have reduced by 50% the time it takes to onboard these new sites, and we have significantly enhanced our reporting, monitoring and quality control capabilities.

As we had mentioned in our year-end call, the market we serve with our Platform technologies and services is roughly $10 billion annually. This market is in the midst of undergoing significant changes that we are in a unique position to capitalize upon.

We have three large paying clients for these services, two of which have grown materially year-over-year and the third is roughly flat but only because growth opportunities in the others have had our focus in 2025.

For our Agency & Brand Clients, we experienced a 31% year-over-year growth rate within the first quarter of 2025.

We enter the year with a strong pipeline of new business opportunities. Our client base has grown 23% year-over-year, and we’ve added roughly 20 new clients thus far in 2025. We have roughly 15 clients using our self-serve capability that have the potential to scale, among which include a large technology and automotive company.

Our two largest clients are both up year-over-year. Roughly 80% of the clients who were running in Q1 2024, are currently also running in Q1 2025. Within the first quarter of 2025, we beat our client’s KPIs on average by 61%. We provide this measure so shareholders can understand generally how much better the performance of the Intentkey is to our competitors.

Since launching the enhanced self-serve version of the Intentkey earlier this year, we have seen a considerable increase in the number of visitors to our corporate and self-serve websites, up roughly 430% sequentially. Self-serve revenues, while still a small component of overall revenue have grown steadily month-over-month so far this year. As a reminder, this self-serve Product has the highest gross margin of any product Inuvo sells.

2

We continue to add salespeople, most recently to handle the Texas region. We have a number of major holding companies testing the new platform and anecdotally, Inuvo brand awareness appears to be rising.

We’ve had three recent client feedback notes that emphasized the superior performance, transparency and insights associated with our artificial intelligence. One of those clients reported seeing 3 times the number of conversions after activation, another reported our AI was outperforming their other campaigns, and the third commended our technology’s ability to signal purchase interest ahead of the implementation of tariffs.

Technologically, in addition to the launch of the enhanced self-serve platform, we also began testing our newest ZIP code level targeting features using a number of channels including the difficult to measure, digital out of home channel, which is the modern digital version of the billboard, only dynamically targetable.

As a reminder, when we empower our clients with our AI for discovering and targeting audiences, we also provide them with reporting that measures the effectiveness of those audiences, predictively, using our proprietary machine learning technology, which works even for hard to measure channels like digital billboards.

On a sequential basis, we’ve seen a 21% increase in our Inuvo newsletter subscriptions and a 4% increase in Linkedin followers.

At this time, I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:

Thank you, Rich, and good morning. We delivered another outstanding quarter, marked by significant revenue growth, new clients, and improved cash efficiency. Our continued focus on innovation, client partnerships, and financial management drove strong performance across all key metrics.

Inuvo reported revenue of $26.7 million for the first quarter of 2025, a 57% increase over the $17 million in the first quarter last year. We saw growth in both client categories, Agencies & Brands and Platforms.

We had strong demand for our services from Platform clients. Platform revenue was approximately $23.7 million. New products that launched last year, emphasizing improved technology, quality content, and compliance, fueled revenue growth. Agencies & Brands revenue was approximately $3 million in the first quarter of 2025.

The growth in revenue was driven primarily by the signing of new clients. The reorganization of our Go-To-Market and support teams last year contributed to the higher Agencies & Brands revenue in the quarter. We expect the revenue mix from Agencies & Brands and Platforms to remain relatively stable in 2025.

Cost of revenue increased to $5.6 million, up from $2.1 million in Q1 2024, primarily due to higher Agencies & Brands revenue and a new campaign with one of our Platform clients. Cost of revenue is primarily composed of payments made to website publishers and app developers that host our advertisements as well as media payments made on behalf of our Agencies & Brands clients.

We reported a gross profit of $21.1 million, 41% higher compared to $14.9 million for the same quarter last year. However, gross margin declined to 79.0% in Q1 of 2025 compared to 87.7% last year. The decrease in gross margin was due primarily to a new campaign with a Platform client. We anticipate a small decline in gross margin in 2025 as revenues from this client scales.

3

Operating expenses for the first quarter of 2025 totaled $22.9 million, compared to $17 million for the same period last year.

Marketing costs, primarily media costs incurred on behalf of clients, were $17.5 million in the first quarter of 2025 compared to $13.1 million in the same quarter last year. Marketing costs were higher because of higher Platform revenue.

Compensation expense increased in the first quarter of 2025 to $3.6 million compared to $3.2 million in the same quarter last year. The higher compensation expense was due to a benefit obligation arising from the death of an employee and to higher incentive accrual.

Our total employment, both full- and part-time, was 81 at the end of the first quarter of 2025 compared to 93 at the same time last year. Our 2025 budget includes hiring of 7 additional hires, including engineers, data scientists, sales personnel and account managers of which 3 have already joined the company.

General and administrative expense for the first quarter of 2025 increased to $1.7 million from $700 thousand last year due to a $1.1 million adjustment made last year to reduce the allowance for expected credit losses for an amount due from a former client that has been paid in full.

Other income was $541 thousand for the three months ended March 31, 2025 and $0 for the same period last year. In March 2025, the Company received a refund from the Internal Revenue Service totaling $610 thousand in connection with an amended form filed in May 2023 for the Employee Retention Credit related to the first quarter of 2021. Of the total refund, $533 thousand was recognized in Other Income, while $77 thousand of interest was included in net Financing expense.

Net financing or interest expense was approximately $28 thousand in the first quarter of 2025 compared to $20 thousand last year. The net interest expense this year is higher due to higher borrowing within the quarter and is net of $77 thousand of interest income that I just mentioned.

Net loss in the first quarter of 2025 was $1.3 million compared to a net loss of $2.1 million for the first quarter last year.

Adjusted EBITDA in the first quarter of 2025 was nearly a breakeven at $22 thousand loss compared to a loss of $1 million in the prior year.

As of March 31, 2025, we had cash and cash equivalents of $2.6 million and no outstanding debt. During the quarter we raised $1.2 million through the sales of stock through an At-the-Market agreement at an average share price of 73ȼ.

Our capital structure is composed of 144 million common shares outstanding and 11 million employee restricted stock units outstanding.

Effective cash management allowed us to reduce cash burn by $1 million in the first quarter of 2025 over the same quarter of the prior year and we expect to generate cash in the second half of 2025.

In Rich’s closing remarks, we will touch upon proposals in the proxy. This is merely a reiteration and explanation of what is included in the proxy statement, and is not meant to be solicitation, Rich?

Richard Howe (CEO) Closing Comments:

Thanks, Wally.

4

We achieved 57% year-over-year growth in the 1st quarter of 2025 hitting another all-time revenue high of $26.7 million and trailing twelve-month revenues are now roughly $93.5 million. All the important financial metrics improved year-over-year.

Building on strong momentum, unaudited April results point to continued strength. Consequently, we project second-quarter 2025 revenue growth to be no less than roughly 25% year-over-year.

I’d like to close by saying something about our annual shareholder meeting, scheduled for May 22nd. This year, we are asking shareholders to vote for what we expect will be a 10 for 1 reverse split of our stock. We’ve long known that at roughly 150 million shares outstanding, we are outside the optimal range for public companies of our size.

We’ve recognized that having so many shares outstanding results in a share price that prevents some buyers from owning our company; that it can lead to greater volatility and potential manipulation; and that it impacts earnings per share while potentially undermining investor confidence.

As part of this decision, we analyzed public companies with revenue up to $250 million and settled on shares outstanding of approximately 15 million.

The reverse split is unrelated to our NYSE listing requirements nor is the company currently working on any capital raise activities.

I will now turn the call over to the operator for questions. Operator?

Richard Howe Final Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.

5